Filed pursuant to Rule 424(b)(3)
Registration No. 333-260121

PROSPECTUS SUPPLEMENT NO. 2

(To the Prospectus Dated October 26, 2021)

Up to 166,605,041 Shares of Class A Common Stock

Up to 25,398,947 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 8,732,280 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus dated October 26, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260121), as amended. This prospectus supplement is being filed to update and supplement the selling securityholders table in the Prospectus to reflect certain transfers or other assignments of shares of our Class A Common Stock, $0.0001 par value per share, beneficially owned by Atlas Crest Investment LLC to certain additional selling securityholders identified herein. The information with regard to the other selling securityholders is unchanged from the information contained in the Prospectus.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 25,398,947 shares of our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) issuable upon exercise of warrants, which consists of: (i) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Warrants”), consisting of: (a) 8,000,000 Private Warrants issued to Atlas Crest Investment LLC (the “Sponsor”) and its permitted transferees in connection with the initial public offering of Atlas Crest Investment Corp. (“Atlas”) and (b) 732,280 Private Warrants issued to a lender in connection with a certain loan and security agreement, and (ii) up to 16,666,667 shares of Class A Common Stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Atlas.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 166,605,041 shares of Class A Common Stock consisting of (a) up to 12,500,000 shares of Class A Common Stock issued in a private placement to the Sponsor and its permitted transferees in connection with the initial public offering of Atlas (the “Sponsor Shares”), (b) up to 61,512,500 shares of Class A Common Stock, consisting of 60,000,000 PIPE Shares (as defined in the Prospectus) and 1,512,500 shares of Class A Common Stock issued to satisfy certain fees related to the Business Combination and PIPE Financing (as defined in the Prospectus), (c) up to 8,732,280 shares of Class A Common Stock issuable upon the exercise of the Private Warrants, and (d) up to 83,860,761 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the conversion of shares of our Class B Common Stock, par value $0.0001 per share, warrants and other convertible securities) pursuant to that certain Amended and Restated Registration Rights Agreement, dated September 16, 2021, between us and the selling securityholders, granting such holders registration rights with respect to such shares and (ii) up to 8,732,280 Private Warrants.

Our Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “ACHR” and “ACHR WS,” respectively. On November 19, 2021, the last reported sales price of our Class A Common Stock was $5.92 per share and the last reported sales price of our Public Warrants was $1.32 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 19, 2021

Selling Securityholders

The following information is provided as of November 19, 2021 to update and supplement the selling securityholders table in the Prospectus to (i) reflect transfers by Atlas Crest Investment LLC of an aggregate of (a) 5,959,327 shares of Class A Common Stock and (b) 2,388,735 Warrants previously held by it, as a result of a distribution to its members (the "Distribution").

For clarity, the shares received by the selling securityholders identified below, as a result of the Distribution, remain subject to lock-up restrictions pursuant to the Registration Rights Agreement, which provides that such selling securityholders will not transfer such shares until the earlier of (i) 180 days after the completion of the Business Combination, and (ii) the date subsequent to the Business Combination on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The table below sets forth, for each selling securityholders, the name, the number of shares of Common Stock and Warrants beneficially owned, the maximum number of shares of Common Stock and Warrants that may be offered pursuant to this Prospectus and the number of shares of Common Stock and Warrants that would be beneficially owned after the sale of the maximum number of shares of Common Stock and Warrants. Where the name of a selling securityholders identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling securityholders supersedes and replaces the information regarding such selling securityholders in the Prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” in the Prospectus for further information regarding the selling securityholder’s method of distributing these shares.

Name of Selling Securityholder	Number of Shares Beneficially Owned prior to Offering	Number of Shares being Offered	Number of Shares Beneficially Owned after Offering	Percent Owned after Offering	Number of Warrants Beneficially Owned prior to Offering	Number of Warrants being Offered	Number of Warrants Beneficially Owned after Offering	Percent Owned after Offering
AAI Investment LLC(1)	3,776,752	3,776,752	-	-	604,519	604,519	-	-
Achill Holdings LLC(2)	2,741,843	2,741,843	-	-	1,046,937	1,046,937	-	-
Moelis Dynasty Investments LLC(3)	1,829,467	1,829,467	-	-	737,279	737,279	-	-
Total	8,348,062	8,348,062	-	-	2,388,735	2,388,735	-	-

(1)	The shares and warrants reflected as beneficially owned prior to the offering were received by AAI Investment LLC in connection with a liquidating pro rata distribution by Atlas Crest Investment LLC. The address of this entity is 399 Park Avenue, Fourth floor, New York NY 10022.

(2)	The shares and warrants reflected as beneficially owned prior to the offering were received by Achill Holdings LLC in connection with a liquidating pro rata distribution by Atlas Crest Investment LLC. Michael Spellacy is the sole managing member of Achill Holdings LLC. The address of this entity is c/o the Sponsor, 399 Park Avenue, Fifth floor, New York NY 10022.

(3)	Steven Blatt, as manager, has sole investment discretion with respect to shares held by Moelis Dynasty Investment LLC. The address for this entity is 11150 Santa Monica Blvd., #600, Los Angeles, California 90025.